EXHIBIT 99.1

Del Frisco’s Restaurant Group, Inc. Announces Retirement of CEO Mark S. Mednansky Names Industry Veteran and Current Director Norman J. Abdallah as CEO

SOUTHLAKE, Texas, Nov. 21, 2016 (GLOBE NEWSWIRE) -- Del Frisco’s Restaurant Group, Inc. (NASDAQ:DFRG), (“Del Frisco’s”), the owner and operator of the Del Frisco’s Double Eagle Steak House, Sullivan’s Steakhouse, and Del Frisco’s Grille restaurant concepts, today announced that Mark S. Mednansky has chosen to retire from his position as the Company’s Chief Executive Officer.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/5f273729-5642-4c07-85bd-ba8f4a32ddc2

Chairman of the Board Ian R. Carter commented, “We wish to express our heartfelt appreciation to Mark for his many years of outstanding service and commitment to Del Frisco’s.  Mark’s stewardship and passion for our brands have earned him the trust and respect of all of our stakeholders and has left an indelible imprint on this Company.  We wish him all the best in his well-deserved retirement.  He will be sorely missed."

The Board of Directors also announced that industry veteran and current Director Norman J. Abdallah will become CEO, effective immediately.  As part of its ongoing succession planning, the Board had recently conducted an executive search and, as a result, considered other potential candidates. Mr. Mednansky intends to remain with the Company through the end of the calendar year to ensure a seamless and orderly transition of leadership and responsibilities.

Carter added, “Norman is highly regarded as a strategic, results-driven restaurant executive with a strong entrepreneurial work ethic and has demonstrated a commitment to business and operational excellence.  He is a skilled and proven leader who knows our Company well, having served as a member of Del Frisco’s Advisory Board and subsequently the Board of Directors since 2011.  His personal integrity, extensive restaurant experience in top tier Private Equity backed companies, including several national and international restaurant concepts, and strategic perspective as a chief executive officer, makes him the ideal fit to guide Del Frisco’s to even greater success in the coming years.  We are all looking forward to working with him in his new leadership capacity.”

Mednansky commented, “It has been my honor and privilege to work with our dedicated and passionate team for the past 18 years.  Now is the appropriate time for me to retire from Del Frisco’s and for new leadership to drive the Company into the future.   We have built three strong concepts and I am so proud of the culture and quality people that make Del Frisco’s exceptional.  I have tremendous respect for Norman and I am confident that he will lead Del Frisco’s to new heights benefiting our team, our guests and our shareholders.”

Most recently, Abdallah was an operating partner for CIC Partners, where he acted in an operating and investing role in their restaurant portfolio companies.  Prior to joining CIC, Abdallah served as interim CEO of Dinosaur BBQ while establishing a restaurant investment platform for a family office with a wide mandate to invest in quality brands in the restaurant industry, leading the acquisition of Jim ‘N Nick’s BBQ.  Previously, Abdallah led the turnaround at Romano's Macaroni Grill that resulted in a sale to Ignite Restaurant Group.  Before joining Macaroni Grill (a concept owned by Golden Gate Capital) as Chief Executive Officer and President in July 2010, Norman held the same position at Sun Capital owned Restaurants Unlimited, a multi-concept company consisting of 14 brands.  Earlier, Abdallah was the Chief Executive Officer and Co-Founder of Fired Up, Inc., parent company of U.S.-based casual dining chain Carino’s Italian.

Abdallah commented, "As a Board member over the last several years, I have witnessed Mark’s limitless passion for his people and dedication to operational excellence while being both team and guest obsessed.  Mark has built an exceptional platform and his positive impact on this organization will always be remembered. As we look toward the future of Del Frisco’s, I am honored to lead and steward this Company and its highly regarded brands, and I will leverage the tremendous operating culture Mark built to ensure our strategic initiatives deliver meaningful shareholder returns and continue to make Del Frisco’s the Employer, Provider and Investment of Choice."

About Del Frisco’s Restaurant Group, Inc.
Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 52 restaurants across 24 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Investor Relations Contact:
Raphael Gross
203-682-8253
investorrelations@dfrg.com

Media Relations Contact:
Christine Beggan
203-682-8329
Christine.Beggan@icrinc.com